Exhibit 3.3

As amended and restated on May 16, 2019

AMENDED AND RESTATED BYLAWS

OF

DISCOVER FINANCIAL SERVICES

(hereinafter called the “Corporation”)

ARTICLE 1

OFFICES AND RECORDS

Section 1.01. Delaware Office. The principal office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle.

Section 1.02. Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

Section 1.03. Books and Records. The books and records of the Corporation may be kept at the Corporation’s principal offices or at such other locations inside or outside the State of Delaware.

ARTICLE 2

STOCKHOLDERS

Section 2.01. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held at such date, place (if any) and time as may be fixed by resolution of the Board of Directors adopted by the affirmative vote of a majority of the entire Board of Directors.

Section 2.02. Special Meeting. (a) Subject to the rights of the holders of any class or series of preferred stock of the Corporation (the “Preferred Stock”) or any other series or class of stock as set forth in the Restated Certificate of Incorporation, special meetings of the stockholders may be called at any time only by the Secretary of the Corporation at the direction of the Board of Directors (pursuant to a resolution adopted by the Board of Directors adopted by the affirmative vote of a majority of the entire Board of Directors) or at the written request of stockholders who have, or who are acting on behalf of beneficial owners who have, an aggregate “net long position” of at least 25% of the Common Stock as of the Ownership Record Date (as defined in Section 2.02(b)) and who otherwise comply with the requirements of these Bylaws; provided that each such stockholder, or beneficial owner directing such stockholder, must have held such “net long position” included in such aggregate amount continuously for the one-year period ending on the Ownership Record Date and must continue to hold such “net long position” through the date of the conclusion of the special meeting (such aggregate “net long position” held for the requisite period, the “Required Percentage”). “Net long position” shall be determined with respect to each stockholder requesting a special meeting and each beneficial owner who is directing a stockholder to act on such owner’s behalf (each stockholder and owner, a “party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time, provided that (i) for purposes of such definition, in determining such party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the Ownership Record Date, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on the Ownership Record Date (or, if such date is not a trading day, the next succeeding trading day) and (ii) the “net long position” of such party shall be reduced by the number of shares as to which the Board of Directors determines that such party does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(b) Ownership Record Date. Any record stockholder (whether acting for him, her or itself, or at the direction of a beneficial owner) may, by written notice to the Secretary, demand that the Board of Directors fix a record date to determine the stockholders who are entitled to deliver a written request to call a special meeting (such record date, the “Ownership Record Date”). A written demand to fix an Ownership Record Date shall include all of the information that must be included in a written request to call a special meeting, as set forth in paragraph (d) of this Section 2.02. The Board of Directors may fix the Ownership Record Date within 10 days of the Secretary’s receipt of a valid demand to fix the Ownership Record Date. The Ownership Record Date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the Ownership Record Date is adopted by the Board of Directors. If an Ownership Record Date is not fixed by the Board of Directors within 10 days of the Secretary’s receipt of a valid demand, the Ownership Record Date shall be the date that the first written request to call a special meeting is received by the Secretary with respect to the proposed business to be submitted for stockholder approval at a special meeting.

(c) Beneficial Ownership. A beneficial owner who wishes to deliver a written request to call a special meeting must cause the nominee or other person who serves as the record stockholder of such beneficial owner’s stock to sign the written request to call a special meeting. If a record stockholder is the nominee for more than one beneficial owner of stock, the record stockholder may deliver a written request to call a special meeting solely with respect to the Common Stock of the Corporation owned by the beneficial owner who is directing the record stockholder to sign such written request to call a special meeting.

(d) Written Requests to Call Special Meeting. Each written request to call a special meeting shall include the following: (i) the signature of the record stockholder submitting such request and the date such request was signed, (ii) the text of each business proposal desired to be submitted for stockholder approval at the special meeting, and the nominee(s) for director election to be presented at such meeting (if applicable), each of which must be limited to the business or nominees set forth in the written demand for the Board of Directors to set an Ownership Record Date, and (iii) as to the beneficial owner, if any, directing such record stockholder to sign the written request to call a special meeting and as to such record stockholder (unless such record stockholder is acting solely as a nominee for a beneficial owner) (each such beneficial owner and each record stockholder who is not acting solely as a nominee, a “Disclosing Party”):

(A) the name and address of each Disclosing Party;

(B) all of the information, statements, questionnaires, consents and representations concerning the Disclosing Party and the business (and director nominee(s), as applicable) required to be submitted with respect to business (or director nominee(s)) at an annual meeting of stockholders, including as specified in Sections 2.07 and 2.09 (which information set forth in this Section 2.02(d)(iii)(B) shall be supplemented by each Disclosing Party, not later than 10 days after the record date for determining the record stockholders entitled to notice of the special meeting (such record date, the “Meeting Record Date”), to disclose the foregoing information as of the Meeting Record Date);

(C) with respect to each business proposal (and director nominee(s)) to be submitted for stockholder approval at the special meeting, a statement whether or not any Disclosing Party will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to adopt or approve the proposal, or, in the case of a nominee, to holders of a majority of the voting power of the outstanding Voting Stock (such statement, a “Solicitation Statement”); and

(D) any additional information necessary to verify the “net long position” of such Disclosing Party (including such information for the one-year period prior to the Ownership Record Date).

Each written request must be delivered to the Secretary by hand or by registered or certified mail (return receipt requested) within 60 days of the Ownership Record Date. Each time a Disclosing Party’s “net long position” decreases following the delivery of the foregoing information to the Secretary, such Disclosing Party shall notify the Corporation of his, her or its decreased “net long position,” together with all information necessary to verify such position, within 10 days of such decrease or as of the 5th day before the special meeting, whichever is earlier. In addition, each record stockholder submitting a request to call a special meeting, and each Disclosing Party, shall submit such other information as the Corporation may reasonably request within 10 business days of such a request.

(e) Invalid Requests. The Secretary shall not accept, and shall consider ineffective, a written request from a stockholder to call a special meeting if (i) the request does not comply with these Bylaws, (ii) the request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the request includes an item of business that is the same or substantially similar to an item presented at a stockholder meeting held within 90 days before the Secretary’s receipt of such request (and the election, removal and/or appointment of directors will be considered substantially similar to the election of directors at a preceding stockholder meeting) or (iv) the request is delivered during the period starting 90 days before the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting.

(f) Revocations.

(i) A record stockholder may revoke a request to call a special meeting at any time before the special meeting by sending written notice of such revocation to the Secretary of the Corporation.

(ii) All written requests for a special meeting shall be deemed revoked:

(A) upon the first date that, after giving effect to revocation(s) and “net long position” decreases (including pursuant to Section 2.02(f)(i) and the penultimate sentence of Section 2.02(d), respectively), the aggregate “net long position” of all the Disclosing Parties who are listed on the unrevoked written requests to call a special meeting decreases to a number of shares of Common Stock less than the Required Percentage;

(B) if any Disclosing Party who has provided a Solicitation Statement with respect to any business proposal to be submitted for stockholder approval at such special meeting does not act in accordance with the representations set forth therein; or

(C) if any Disclosing Party does not provide the supplemental information required by Section 2.02(d)(iii)(B) or by the final two sentences of Section 2.02(d), in accordance with such provisions.

(iii) If a deemed revocation of all written requests to call a special meeting has occurred after the special meeting has been called by the Secretary, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(g) Miscellaneous. After receiving a request to call a special meeting, the Board of Directors shall determine in good faith whether the record stockholders submitting a request to call a special meeting have satisfied the requirements for calling a special meeting, and the Corporation shall notify the record stockholder requesting the meeting of the Board’s determination about whether the request to call a special meeting is valid, which determination shall be conclusive and binding on the Corporation and all stockholders and other persons. The Board of Directors shall determine the place, and fix the date and time, of any special meeting called at the request of one or more stockholders. The Board of Directors may submit its own proposal or proposals for consideration at a special meeting called at the request of one or more stockholders. The record date for determining the record stockholders entitled to notice of or to vote at a special meeting shall be fixed in accordance with Section 213 (or its successor provision) of the General Corporation Law of the State of Delaware. Business transacted at any special meeting shall be confined to the purpose or purposes stated in the notice of such special meeting. Notwithstanding the foregoing provisions of this Section 2.02, unless otherwise required by law or as otherwise determined by the Chairman of the Board, if none of the stockholders who requested the meeting (and no qualified representative of such stockholders) appears at the special meeting to present the nomination or proposed business included in the requests to call the special meeting, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 2.03. Default Place of Meeting. If no designation is made by the Board of Directors, the place of meeting shall be the principal office of the Corporation, which will be 2500 Lake Cook Road, Riverwoods, Illinois.

Section 2.04. Notice of Meeting. A notice of meeting, stating the place (if any), day and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining the stockholders entitled to notice of the meeting, and, in the case of special meetings, the purpose or purposes for which such special meeting is called, shall be prepared and delivered not less than ten days nor more than sixty days before the date of the meeting, either personally, or by mail, or, to the extent and in the manner permitted by applicable law, electronically (as permitted by Section 232 of the General Corporation Law of the State of Delaware), to each stockholder of record entitled to vote at such meeting. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Restated Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 2.05. Quorum and Adjournment. Except as otherwise required by law or by the Restated Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by one or more classes or series voting as a class, the holders of a majority of the voting power of the shares of such class or classes or series shall constitute a quorum for the transaction of such business. The Chairman of the Board or the holders of a majority of the voting power of the shares of Voting Stock entitled to vote thereon may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by one or more classes or series, the Chairman of the Board or the holders of a majority of the voting power of the shares of such class or classes or series entitled to vote thereon may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law, including as may be required by Section 222 of the General Corporation Law of the State of Delaware. Subject to applicable law, the stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.06. Proxies. At all meetings of stockholders, a stockholder may vote by proxy as may be permitted by law; provided, that no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Unless the Chairman of the Board determines otherwise, any proxy to be used at a meeting of stockholders must be filed with the Secretary of the Corporation or his or her representative at or before the time of the meeting.

Section 2.07. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only

(A) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.04 of these Amended and Restated Bylaws (or any supplement thereto),

(B) by or at the direction of the Board of Directors,

(C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (ii) and (iii) of this Section 2.07(a) and who was a stockholder of record on the date such notice is delivered to the Secretary of the Corporation or

(D) in the case of a nominee for director, pursuant to Section 2.08 of these Amended and Restated Bylaws.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.07, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and, in the case of business other than nominations, such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth day, nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (1) if the date of the annual meeting is advanced by more than thirty days, or delayed by more than ninety days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation or (2) if no annual meeting was held in the preceding year, notice by the stockholders to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the adjournment of an annual meeting, or the postponement of an annual meeting for which notice has already been given or public announcement of the date of the meeting has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.07(a). Such stockholder’s notice shall set forth

(A) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected for the full term for which such person is standing for election;

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Amended and Restated Bylaws of the Corporation, the text of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class or series and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing including, in the case of a nomination, the nominee, (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such agreement or arrangement or understanding shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Corporation, (5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (6) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or, in the case of a nominee, to holders of a majority of the voting power of the Voting Stock, and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination and (7) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 2.07 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and the impact that such service would have on the ability of the Corporation to satisfy the requirements of laws, rules, regulations and listing standards applicable to the Corporation or its directors. The information required above under clauses (a)(ii)(C)(2), (3) and (4) of this Section 2.07 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date fixed for purposes of determining the stockholders entitled to vote at the meeting to disclose such information as of such record date.

(iii) Notwithstanding anything in the second sentence of clause (ii) of this Section 2.07(a) to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the Board of Directors made by the

Corporation at least ten days before the last day a stockholder may deliver a notice in accordance with clause (ii) of this Section 2.07(a), a stockholder’s notice required by this Section 2.07 shall also be considered timely, but only with respect to nominees for any new directorships created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.04 of these Amended and Restated Bylaws. Subject to the rights of the holders of Preferred Stock, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting

(i) by or at the direction of the Board of Directors or

(ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.07 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. If the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election may nominate such number of persons for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice as required by clause (ii) of Section 2.07(a) of these Amended and Restated Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of either the nominees proposed by the Board of Directors or the number of directors to be elected at such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, stockholders are not permitted to nominate persons for election to the Board of Directors pursuant to Section 2.08 at a special meeting of stockholders. Notwithstanding any other provision of these Bylaws, in the case of a special meeting called at the request of one or more stockholders, no stockholder may nominate a person for election to the Board of Directors or propose any business to be considered at a meeting, except pursuant to a written request to call a special meeting pursuant to Section 2.02 that identifies the nominees for election and business to be considered at the special meeting and that meets the requirements of these Bylaws.

(c) General.

(i) Only persons who are nominated in accordance with the procedures set forth in these Amended and Restated Bylaws shall be eligible to be elected as directors at (A) an annual meeting of stockholders, in accordance with the procedures set forth in this Section 2.07 or in Section 2.08, or (B) a special meeting of stockholders, in accordance with the procedures set forth in this Section 2.07 (and Section 2.02, as applicable). Only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.07 (and Section 2.02, as applicable). Except as otherwise provided by law, the Restated Certificate of Incorporation or these Amended and Restated Bylaws, the Chairman of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in Section 2.02, this Section 2.07 and Section 2.08 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made (or is part of a group which solicited) did or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(ii)(C)(6) of this Section 2.07) and, if any proposed nomination or business is not in compliance with this Section 2.07 or Section 2.08 (or if a stockholder or beneficial owner did not comply with the foregoing solicitation representation), to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.07 or Section 2.08, unless otherwise required by law or as otherwise determined by the Chairperson of the Board, if the stockholder (or a qualified representative of the stockholder) making the proposal or nomination does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.07 and Section 2.02, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of these Bylaws, “close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not a business day.

(iii) Notwithstanding the foregoing provisions of this Section 2.07 and Section 2.08, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.07 and Section 2.08; provided, however, that any references in these Amended and Restated Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements (including paragraphs (a)(i)(C) and (b) of this Section 2.07) applicable to stockholder nominations or proposals as to any other business to be considered pursuant to this Section 2.07 and Section 2.08 and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.07 shall be the exclusive means for a stockholder to make nominations or submit proposals for any other business to be considered at an annual or special meeting of stockholders other than (A) as provided in the third to last sentence of (a)(ii), matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time, (B) nominations to be considered at an annual meeting of stockholders pursuant to Section 2.08 and (C) nominations or business permitted to be presented at a special meeting called at the request of stockholders pursuant to Section 2.02. Nothing in this Section 2.07 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.

Section 2.08. Proxy Access for Director Nominations.

(a) Definitions. For purposes of Section 2.08, the following terms shall have the following meanings:

(i) “Authorized Group Member” shall mean, with respect to any nomination by a Nominator Group, the member of that Nominator Group that is authorized to act on behalf of all members of that Nominator Group with respect to matters relating to the nomination, including withdrawal of the nomination.

(ii) “Compensation Arrangement” shall mean any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the Corporation.

(iii) “Eligible Stockholder” shall mean a person who has either (A) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in Section 2.08(d) continuously for the required three-year period or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 2.08(e), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries.

(iv) “Maximum Number” shall mean that number of directors constituting the greater of (1) two or (2) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.08 (rounded down to the nearest whole number), which number shall be reduced as set forth in Section 2.08(c)(i).

(v) “Minimum Number” shall mean 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(vi) “Nominating Stockholder” shall mean any Eligible Stockholder or group of up to 20 stockholders (a “Nominator Group”) that, collectively as a group, satisfy the requirements to qualify as an Eligible Stockholder, and that (A) has (individually and collectively, in the case of a Nominator Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 2.08 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 2.08, and (B) has nominated a Stockholder Nominee.

(vii) “Nomination Notice” shall mean all information and documents that a Nominating Stockholder is required to submit to the Secretary of the Corporation pursuant to Section 2.08(f).

(viii) “Own” shall mean possession, with respect to those outstanding shares of common stock of the Corporation entitled to vote generally for the election of all directors of the Corporation, of both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; (2) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree any gain or loss arising from the full economic Ownership of such shares by such stockholder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index. A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in either case is revocable at any time by the stockholder; provided, however, in the event of a loan, the stockholder has the power to recall such loaned shares on five business days’ notice. The terms “Owned,” “Owning,” “Ownership” and other variations of the word “Own” shall have correlative meanings.

(ix) “Stock Exchange Rules” shall mean the rules of any stock exchange on which the Corporation’s securities are traded.

(x) “Stockholder Nominee” shall mean any person nominated for election pursuant to this Section 2.08.

(xi) “Voting Commitment” shall mean any agreement, arrangement or understanding with, and any commitment or assurance to, any person or entity as to how a person, if elected as a director of the Corporation, will act or vote on any issue or question.

(b) Proxy Access at Annual Meetings. Subject to the provisions of this Section 2.08, if expressly requested in the relevant Nomination Notice, the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the name of any Stockholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(ii) disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.08(g)(iii)), if such statement does not exceed 500 words; and

(iv) any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, information relating to any Compensation Arrangement and/or Voting Commitment, and any of the information provided pursuant to this Section 2.08.

For the avoidance of doubt, the provisions of this Section 2.08 shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or group of stockholders under this Section 2.08 in the Corporation’s proxy statement or form of proxy or ballot for any special meeting of stockholders.

(c) Maximum Number of Stockholder Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than the Maximum Number. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.08(e) but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by:

(A) Stockholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(B) Stockholder Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting;

(C) the number of incumbent directors or director candidates (including, without limitation, candidates who are not Stockholder Nominees) that in either case will be included in the Corporation’s proxy materials for an annual meeting of stockholders as unopposed (by the Corporation) nominees pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders; and

(D) the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.

(ii) Any Nominating Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.08 shall rank such Stockholder Nominees based on the order that the Nominating Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Nominating Stockholders pursuant to this Section 2.08 exceeds the Maximum Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.08 from each Nominating Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of stock of the Corporation that each Nominating Stockholder disclosed as Owned in its respective Nomination Notice submitted to the Corporation. This selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d) Eligible Stockholders.

(i) An Eligible Stockholder or Nominator Group may submit a nomination in accordance with this Section 2.08 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Number (as adjusted for any stock splits, stock dividends, subdivisions, combinations, reclassifications, recapitalizations or similar events) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Number of shares through the date of the annual meeting. No shares may be attributed to more than one Eligible Stockholder. The following shall be treated as one Eligible Stockholder or one member of a Nominator Group if such Eligible Stockholder or member of a Nominator Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria: (A) funds under common management and investment control; (B) funds under common management and funded primarily by the same employer; or (C) a “family of investment companies” or a “group of investment companies” (each as defined in or under the Investment Company Act of 1940, as amended).

(ii) For the avoidance of doubt, in the event of a nomination by a Nominator Group, any and all requirements and obligations for a given Eligible Stockholder (including, without limitation, each and every fund or company that comprises the Nominator Group) that are set forth in this Section 2.08, including the minimum holding period, shall apply to each member of such Nominator Group; provided, however, that the Minimum Number shall apply to the Ownership of the Nominator Group in the aggregate. Should any stockholder withdraw from a Nominator Group at any time prior to the annual meeting of stockholders, the Nominator Group shall only be deemed to Own the shares held by the remaining members of that Nominator Group.

(iii) No stockholder shall be permitted to be in more than one Nominator Group, and if any stockholder appears as a member of more than one Nominator Group, or as a member of a Nominator Group and as a Nominating Stockholder without any such group, such stockholder shall be deemed to be a member of only the Nominator Group that has the largest Ownership position as reflected in the Nomination Notice and is not permitted to act as a Nominating Stockholder separate from such Nominator Group.

(e) Timely Nomination Notice. To be timely, a Nomination Notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the one hundred and twentieth (120th) day nor earlier than the close of business on the one hundred and fiftieth (150th) day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials relating to that annual meeting) that the Corporation first mailed its proxy statement for the annual meeting of the previous year, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section 2.08; provided, however that, if the date of the annual meeting is advanced by more than thirty days, or delayed by more than ninety days, from the anniversary date of the immediately preceding annual meeting of stockholders, the Nomination Notice to be timely must be so delivered not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public announcement of the date of the annual meeting was made, whichever first occurs. In no event shall the adjournment of an annual meeting, or the postponement of an annual meeting for which notice has already been given or public announcement of the date of the meeting has already been made, commence a new time period (or extend any time period) for the giving of a Nomination Notice.

(f) Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed and submitted by the Nominating Stockholder or its representatives at its own cost:

(i) documentary evidence in the form of one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder Owns, and has continuously Owned for the preceding three years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from the record holder and intermediaries verifying and certifying the Nominating Stockholder’s continuous Ownership of the Minimum Number of shares through the record date;

(ii) an undertaking to provide immediate notice if the Nominating Stockholder ceases to Own the Minimum Number of shares prior to the date of the annual meeting;

(iii) a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(iv) the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected for the full term for which such person is standing for election;

(v) a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each member of a Nominator Group):

(A) the information and other deliverables that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 2.07, as if the Nominating Stockholder were the proposing stockholder under that section;

(B) to the extent not included in the response to paragraph (A) above, a detailed description of all material relationships, between or among the Nominating Stockholder, on the one hand, and each Stockholder Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (or its successor Item) if the Nominating Stockholder were the “registrant” for purposes of such item and the Stockholder Nominee was a director or executive officer of such registrant;

(C) a detailed description of all communications by such Nominating Stockholder with any other stockholder or beneficial owner of any securities of the Corporation regarding such Stockholder Nominee;

(D) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(E) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(F) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s);

(G) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(H) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors, (1) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (2) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefor;

(I) a representation and warranty that the Nominating Stockholder will not use or distribute any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(J) a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or Stock Exchange Rules;

(K) a representation and warranty that the Stockholder Nominee: (1) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors; and (2) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule), without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(L) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.08(d);

(M) a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 2.08(d) through the date of the annual meeting;

(N) the details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(O) the details of any position of the Stockholder Nominee as a director, trustee, officer or employee with management functions for any (1) depository institution or depository holding company that is not affiliated with the Corporation, each as defined in the Depository Institution Management Interlocks Act, as amended (the “Interlocks Act”) and the rules and regulations thereunder, or (2) entity that has been designated as a systemically important financial institution pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”) and the rules and regulations thereunder;

(P) if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors. Any such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and

(Q) in the case of a nomination by a Nominator Group, the designation by all group members of one Authorized Group Member;

(vi) an executed agreement (which form of agreement shall be provided by the Secretary of the Corporation upon written request), which must be submitted within ten (10) days of the Nominating Stockholder’s first submission of any information required by this Section 2.08(f), pursuant to which the Nominating Stockholder (including each member of a Nominator Group) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Corporation, its stockholders or any other person, including, without limitation, the Nomination Notice;

(D) to indemnify and hold harmless (jointly with all other members of a Nominator Group, if applicable) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under or pursuant to this Section 2.08, or otherwise arising out of any nomination, solicitation or other activity by any Eligible Stockholder or any member of a Nominator Group in connection with its efforts pursuant to this Section 2.08;

(E) to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of any misstatement or omission if information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any member of a Nominator Group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the Corporation and any other recipient of the information that is required to correct the misstatement or omission; and

(F) in the event that the Nominating Stockholder (including any member of a Nominator Group) has failed to continue to satisfy the eligibility requirements described in Section 2.08(d), to promptly notify the Corporation; and

(vii) an executed questionnaire, representation and agreement pursuant to Section 2.09 (which forms of questionnaire, representation and agreement shall be provided by the Secretary of the Corporation upon written request), which must be submitted within 10 days of the Nominating Stockholder’s first submission of any information required by this Section 2.08(f).

The information and documents required by this Section 2.08(f) shall be provided with respect to and executed by the Nominating Stockholder (and each member of a Nominator Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item). The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.08(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(g) Exclusion or Disqualification of Stockholder Nominees.

(i) If, after the deadline for submitting a Nomination Notice as set forth in Section 2.08(e), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, the Corporation:

(A) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and

(B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(ii) Notwithstanding anything to the contrary contained in this Section 2.08, the Corporation may omit from its proxy materials any Stockholder Nominee, and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support), and in such case such nomination shall be disregarded and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(A) the Corporation receives a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors at the annual meeting pursuant to the advance notice requirements for stockholder nominees set forth in Section 2.07;

(B) the Nominating Stockholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(C) the Nominating Stockholder has engaged in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors, (1) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (2) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefor;

(D) the Nominating Stockholder or the Authorized Group Member, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section 2.08;

(E) the Board of Directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Amended and Restated Bylaws or the Restated Certificate of Incorporation, or any applicable law, rule or regulation to which the Corporation is subject, including the Stock Exchange Rules;

(F) the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 2.08 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(G) the Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;

(H) the Stockholder Nominee is a director, trustee, officer or employee with management functions for any (1) depository institution or depository holding company that is not affiliated with the Corporation, each as defined in the Interlocks Act and the rules and regulations thereunder, or (2) entity that has been designated as a systemically important financial institution pursuant to the Dodd-Frank Act and the rules and regulations thereunder;

(I) the Stockholder Nominee’s election as a member of the Board of Directors would cause or otherwise require the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency, United States Department of the Treasury;

(J) the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.08(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under or pursuant to this Section 2.08.

(iii) Notwithstanding anything to the contrary contained in this Section 2.08, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority;

(C) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or

(D) the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.

(iv) The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

Section 2.09. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection, and to serve, as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice or a request for special meeting under Section 2.02, Section 2.07 or Section 2.08, as applicable) to the Secretary at the Corporation’s principal place of business a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any Voting Commitment that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any Compensation Arrangement (A) in connection with such person’s nomination or candidacy for director of the Corporation that has not been disclosed to the Corporation or (B) in connection with service or action as a director of the Corporation, (iii) will comply with all informational and similar requirements of applicable insurance policies and laws and regulations, (iv) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director of the Corporation, will be in compliance with, and will in the future comply with, all applicable laws (including, without limitation, fiduciary duty requirements), policies and guidelines of the Corporation, including, without limitation, those relating to corporate governance, conflict of interest, confidentiality, stock ownership and securities trading, (v) if elected as a director of the Corporation, will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies, and (vi) will promptly provide to the Corporation such other information as it may reasonably request.

Section 2.10. Procedure for Election of Directors; Voting. Except as otherwise provided by law or pursuant to any regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Restated Certificate of Incorporation or these Amended and Restated Bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon, and where a separate vote by class is required, a majority of the voting power of the shares of that class present in person or represented by proxy at the meeting and entitled to vote thereon.

Unless the Chairman of the Board determines otherwise, the vote on any matter, including the election of directors, shall be by written ballot. Each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, and, if required by the Chairman of the Board, shall state the number of shares voted.

Section 2.11. Inspector of Elections; Opening and Closing of Polls; Conduct of Meetings. (a) The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may not be directors, officers or employees of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the Chairman of the Board shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.

(b) The Chairman of the Board shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

(c) The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting (whether or not a quorum is present), to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants, and whether a session for questions and comments will occur only after the meeting has concluded. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.12. Confidential Stockholder Voting. All proxies, ballots and votes, in each case to the extent they disclose the specific vote of an identified stockholder, shall be tabulated and certified by an independent tabulator, inspector of elections and/or other independent parties and shall not be disclosed to any director, officer or employee of the Corporation; provided, however, that, notwithstanding the foregoing, any and all proxies, ballots, and voting tabulations may be disclosed: (a) as necessary to meet legal requirements or to assist in the pursuit or defense of legal action; (b) if the Corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes; (c) in the event of a proxy, consent or other solicitation in opposition to the voting recommendation of the Board of Directors; or (d) if the stockholder requests, or consents to disclosure of the stockholder’s vote or writes comments on the stockholder’s proxy card or ballot.

ARTICLE 3

BOARD OF DIRECTORS

Section 3.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Amended and Restated Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Restated Certificate of Incorporation or by these Amended and Restated Bylaws required to be exercised or done by the stockholders.

Section 3.02. Number, Tenure and Qualifications. (a) Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in the Restated Certificate of Incorporation, to elect directors (“Preferred Stock Directors”) under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of not less than three nor more than fifteen directors (exclusive of Preferred Stock Directors). However, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) Except as otherwise provided in this Section 3.02, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 3.02, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).

(c) In order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such person must submit an irrevocable resignation, provided that such resignation shall be effective if (i) that person shall not receive a majority of the votes cast in an election that is not a Contested Election, and (ii) the Board of Directors shall accept that resignation in accordance with the policies and procedures adopted by the Board of Directors for such purpose. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the nominating and governance committee of the Board of Directors, or such other committee designated by the Board of Directors pursuant to Section 3.09 of these Amended and Restated Bylaws, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results.

(d) If the Board of Directors accepts a director’s resignation pursuant to this Section 3.02, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to Article 7 of the Restated Certificate of Incorporation or may decrease the size of the Board of Directors pursuant to the provisions of this Section 3.02.

Section 3.03. Regular Meetings. The Board of Directors may, by resolution, provide the time and place (if any) for the holding of regular meetings without other notice than such resolution. Unless otherwise determined by the Board of Directors, the Secretary or an Assistant Secretary of the Corporation shall act as secretary at all regular meetings of the Board of Directors and in the absence of the Secretary and any Assistant Secretary, a temporary secretary shall be appointed by the chairman of the meeting.

Section 3.04. Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place (if any) and time of the meetings. Unless otherwise determined by the Board of Directors, the Secretary or an Assistant Secretary of the Corporation shall act as secretary at all special meetings of the Board of Directors and in the absence of the Secretary and any Assistant Secretary, a temporary secretary shall be appointed by the chairman of the meeting.

Section 3.05. Notice. Notice of any special meeting shall be mailed to each director at his or her business or residence not later than three days before the day on which such meeting is to be held, or shall be sent not later than the day before such day of meeting by telegraph or facsimile or other electronic transmission, or, subject to Section 8.01 of these Amended and Restated Bylaws, personally or by telephone (including without limitation to a representative of the director or to the director’s electronic voice message system). Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Amended and Restated Bylaws as provided pursuant to Section 8.01 hereof. A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in accordance with Section 6.04 hereof, either before or after such meeting.

Section 3.06. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than sixty days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this subsection at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 3.07. Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.08. Quorum. At all meetings of the Board of Directors, a majority of the total number of directors specified in the resolution pursuant to Section 3.02 of these Amended and Restated Bylaws which the Corporation would have if there were no vacancies (such total number of Directors, the “entire Board of Directors”) shall constitute a quorum for the transaction of business. At all meetings of the committees of the Board of Directors, the presence of 50% or more of the total number of members (assuming no vacancies) shall constitute a quorum. The act of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be, except as otherwise provided in the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation or these Amended and Restated Bylaws. If a quorum shall not be present at any meeting of the Board of Directors or any committee, a majority of the directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting.

Section 3.09. Committees. (a) The Corporation shall have four standing committees: the nominating and governance committee, the audit committee, the compensation and leadership development committee and the risk oversight committee. Each such standing committee shall consist of such number of directors of the Corporation and shall have such powers and authority as shall be determined by resolution of the Board of Directors.

(b) In addition, the Board of Directors may designate one or more additional committees, with each such committee consisting of such number of directors of the Corporation and having such powers and authority as shall be determined by resolution of the Board of Directors.

(c) All acts done by any committee within the scope of its powers and authority pursuant to these Amended and Restated Bylaws and the resolutions adopted by the Board of Directors in accordance with the terms hereof shall be deemed to be, and may be certified as being, done or conferred under authority of the Board of Directors. The Secretary or any Assistant Secretary is empowered to certify that any resolution duly adopted by any such committee is binding upon the Corporation and to execute and deliver such certifications from time to time as may be necessary or proper to the conduct of the business of the Corporation.

(d) Regular meetings of committees shall be held at such times as may be determined by resolution of the Board of Directors or the committee in question and no notice shall be required for any regular meeting other than such resolution. A special meeting of any committee shall be called by resolution of the Board of Directors, or by the Secretary or an Assistant Secretary upon the request of the chairman or a majority of the members of such committee. Notice of special meetings shall be given to each member of the committee in the same manner as that provided for in Section 3.05 of these Amended and Restated Bylaws.

Section 3.10. Committee Members. (a) Each member of any committee of the Board of Directors shall hold office until such member’s successor is elected and has qualified, unless such member sooner dies, resigns or is removed.

(b) The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee, occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise.

Section 3.11. Committee Secretary. Each committee may elect a secretary for such committee. Unless otherwise determined by the committee, the Secretary or an Assistant Secretary of the Corporation shall act as secretary at all regular meetings and special meetings of the committee, and in the absence of the Secretary or any Assistant Secretary a temporary secretary shall be appointed by the chairman of the meeting.

Section 3.12. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid compensation as director, lead director or chairman of any committee. Members of special or standing committees may be allowed compensation and payment of expenses.

ARTICLE 4

CHAIRMAN AND OFFICERS

Section 4.01. General. The Board shall elect a Chairman of the Board; a Chief Executive Officer; a President; a Chief Financial Officer; a General Counsel; a Secretary; one or more Assistant Secretaries; a Treasurer; one or more Assistant Treasurers; and such other officers as in the judgment of the Board of Directors may be necessary or desirable, including one or more Executive Vice Presidents, one or more Senior Vice Presidents and one or more Vice Presidents. All officers chosen by the Board of Directors shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article 4. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or any committee thereof. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Restated Certificate of Incorporation or these Amended and Restated Bylaws. The officers of the Corporation need not be stockholders or directors of the Corporation, except that the Chief Executive Officer shall be a member of the Board of Directors.

Section 4.02. Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or be removed.

Section 4.03. Chairman of the Board. The Chairman of the Board may be, but need not be, a person other than the Chief Executive Officer of the Corporation. The Chairman of the Board may be, but need not be, an officer or employee of the Corporation. The Chairman of the Board, if present, shall preside at all meetings of the Board of Directors and at all meetings of the stockholders of the Corporation. In the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board shall be performed and the authority of the Chairman of the Board may be exercised by a director (or in the case of the duties of the Chairman at a meeting of stockholders, by any person) designated for this purpose by the Board of Directors.

Section 4.04. Chief Executive Officer. The Chief Executive Officer shall be a member of the Board of Directors. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall supervise, coordinate and manage the Corporation’s business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the Chief Executive Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Amended and Restated Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

Section 4.05. President. The President shall have general authority to exercise all the powers necessary for the President of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Amended and Restated Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors and the Chief Executive Officer.

Section 4.06. Chief Financial Officer. The Chief Financial Officer shall have responsibility for the financial affairs of the Corporation and shall exercise supervisory responsibility for the performance of the duties of the Treasurer. The Chief Financial Officer shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Amended and Restated Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors and the Chief Executive Officer.

Section 4.07. General Counsel. The General Counsel shall have responsibility for the legal affairs of the Corporation. The General Counsel shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Amended and Restated Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors and the Chief Executive Officer.

Section 4.08. Vacancies. A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the terms at any meeting of the Board of Directors.

ARTICLE 5

STOCK CERTIFICATES AND TRANSFERS

Section 5.01. Stock Certificates and Transfers. (a) The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe; provided that the Board of Directors may provide by resolution or resolutions that all or some of all classes or series of the stock of the Corporation shall be represented by uncertificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate, representing the number of shares registered in certificate form, signed by, or in the name of the Corporation by, any two authorized officers, which shall include any two of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

(b) Any or all of the signatures on the certificates (if any) representing the stock of the Corporation may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

(c) The shares of the stock of the Corporation represented by certificates shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for the same number of shares, with an and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares (if authorized) shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to the General Corporation Law of the State of

Delaware or, unless otherwise provided by General Corporation Law of the State of Delaware, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 5.02. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE 6

MISCELLANEOUS PROVISIONS

Section 6.01. Fiscal Year. The fiscal year of the Corporation shall be as specified by the Board of Directors.

Section 6.02. Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Restated Certificate of Incorporation.

Section 6.03. Seal. The corporate seal shall have thereon the name of the Corporation and shall be in such form as may be approved from time to time by the Board of Directors or by any officer authorized to do so by the Board of Directors.

Section 6.04. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or any meeting of the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

Section 6.05. Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant.

Section 6.06. Resignations. Any director or any officer, whether elected or appointed, may resign at any time upon notice of such resignation to the Corporation.

Section 6.07. Indemnification and Insurance. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or a director or officer of a Subsidiary, shall be indemnified and held harmless by the Corporation to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Bylaw. At the conclusion of a proceeding, the Board of Directors shall act promptly to determine whether indemnification under this Bylaw is proper in the circumstances and, if indemnification is appropriate, the Board shall use reasonable efforts to ensure that any indemnification payments are promptly paid. The Corporation shall pay the expenses incurred by such person in defending any such proceeding in advance of its final disposition upon receipt (unless the Corporation upon authorization of the Board of Directors waives such requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such person is not entitled to be indemnified by the Corporation as authorized in this Bylaw or otherwise.

If a claim under this Section 6.07 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 6.07 or otherwise shall be on the Corporation.

(b) The indemnification and the advancement of expenses incurred in defending a proceeding prior to its final disposition provided by, or granted pursuant to, this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, other provision of these Amended and Restated Bylaws, agreement, vote of stockholders or or otherwise. No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Section 6.07, nor to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto (i) existing at the time of such repeal, modification, amendment or adoption or (ii) arising out of, related to or with respect to any event, act or omission that occurred prior to the time of such repeal, modification, amendment or adoption (regardless, in the case of either clause (i) or (ii), of when the related proceeding (or part thereof) arises or is threatened, commenced or completed).

(c) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Corporation or a Subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(d) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Corporation or a Subsidiary and to any person who is or was serving at the request of the Corporation or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation or a Subsidiary, to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(e) If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, the legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph or clause of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(f) For purposes of these Amended and Restated Bylaws: “Subsidiary” means any corporation, trust, limited liability company or other non-corporate business enterprise in which the Corporation directly or indirectly holds ownership interests representing (1) more than 50% of the voting power of all outstanding ownership interests of such entity (other than directors’ qualifying shares, in the case of a corporation) or (2) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding ownership interests upon a liquidation or dissolution of such entity.

(g) Any notice, request, or other communication required or permitted to be given to the Corporation under this Bylaw shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary or the General Counsel or any designee of the Secretary or the General Counsel and shall be effective only upon receipt by such officer or designee.

(h) In the event of payment under this Section 6.07, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.08. Forum for Certain Actions. Unless a majority of the entire Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its current or former directors, officers or other employees arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation or these Amended and Restated Bylaws (in each case, as may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any of its current or former directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

ARTICLE 7

CONTRACTS, PROXIES, ETC.

Section 7.01. Contracts. Except as otherwise required by law, the Restated Certificate of Incorporation or these Amended and Restated Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. Subject to the control and direction of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel and the Treasurer may enter into, execute, deliver and amend bonds, promissory notes, contracts, agreements, deeds, leases, guarantees, loans, commitments, obligations, liabilities and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors, such officers of the Corporation may delegate such powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 7.02. Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chief Executive Officer or the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or entity, and may instruct the person or persons so appointed as to the manner of casting such vote or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

ARTICLE 8

AMENDMENTS

Section 8.01. Amendments. Subject to Section 6.07(b), these Amended and Restated Bylaws may be altered, amended or repealed, in whole or in part, or new Amended and Restated Bylaws may be adopted by the stockholders or by the Board of Directors at any meeting thereof; provided, however, that notice of such alteration, amendment, repeal or adoption of new Amended and Restated Bylaws is contained in the notice of such meeting of stockholders or in the notice of such meeting of the Board of Directors and, in the latter case, such notice is given not less than twenty-four hours prior to the meeting. Unless a higher percentage is required by the Restated Certificate of Incorporation as to any matter which is the subject of these Amended and Restated Bylaws, all such amendments must be approved by either the holders of a majority of the voting power of the then outstanding Voting Stock or by a majority of the entire Board of Directors.